Exhibit 10.3

FIRST AMENDMENT TO DEFERRED COMPENSATION AGREEMENT

        This First Amendment to the Deferred Compensation Agreement between City Savings Bank and George Koehm effective as of November 1, 2003 (the “Agreement”) is hereby adopted in accordance with the provisions of Section 10.08 of the Agreement as follows:

A.	Freezing of the Agreement as of December 31, 2004.

        With respect to all benefits vested and earned as of December 31, 2004, under the Agreement by George Koehm (“Employee”), those benefits shall be governed by the terms of the Agreement in effect on December 31, 2004.

B.	Amendment of the Agreement Effective January 1, 2005.

        With respect to all benefits vested or earned on and after January 1, 2005, by Employee under the Agreement on and after January 1, 2005, those benefits shall be governed by the terms of the Agreement in effect on December 31, 2004, as amended by the following provisions:

1.	The definition of “Change in Control” in Section 1 of the Agreement shall be replaced with the following definition:

“Change in Control.” For purposes of this Agreement, the term “Change in Control” shall mean a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as shall be prescribed by regulations adopted by the Internal Revenue Service under Section 409A(a)(2)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) (other than a change of control resulting from a trustee or other fiduciary holding shares of the capital stock of the Employer or of City Savings Financial Corporation (the “Holding Company”) under an employee benefit plan maintained by the Holding Company or by the Employer).

2.	The definition of “Disabled” or “Disability” in Section 1 of the Agreement shall be replaced with the following definition:

“Disabled” or “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (1) renders Employee unable to engage in any substantial gainful activity or (2) entitles Employee to income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the

Employer, as reasonably determined by a duly licensed physician acceptable to the Employer.

3.	The last sentence of Section 3.3 shall be amended to read in its entirety as follows:

The Retirement Benefit for each calendar year shall be paid within that calendar year in a single installment or other mutually agreed upon installments.

4.	A new Section 3.5 shall be added to read in its entirety as follows:

3.5 Reference to Controlled Group. With respect to any benefit payable as a result of termination of or separation from employment, termination of or separation from employment shall be determined by reference to the Employer and all members of any controlled group (determined under Section 414(b) of the Code) or trades or businesses under common control (determined under Section 414(c) of the Code) that includes the Employer.

5.	A new Section 3.6 shall be added to read in its entirety as follows:

3.6 Restrictions on Payment to Key Employees. To the extent the Employee is a “key employee” (as defined in Section 416(i) of the Code determined without regard to paragraph (5) thereof) of a corporation whose stock is publicly traded on an established securities market or otherwise, within the meaning of Section 409A(a)(2)(B)(i) of the Code, no distribution of benefits may commence before the date which is six months after the Employee’s date of separation from service (or, if earlier, the date of the Employee’s death).

6.	Section 5.1 shall be amended to read in its entirety as follows:

5.1 Early Retirement Benefit. If a Change in Control of Employer occurs and Employee’s employment is terminated within two years of the Change in Control, but prior to January 1, 2027 or Employer directs that such payment be made in connection with a Change in Control, or if the Employee either resigns or is terminated by Employer without Cause prior to January 1, 2027, but not earlier than January 1, 2015, Employee will be entitled to an Early Retirement Benefit consisting 15 annual installments. The first installment will be 60% of prior 12 months W-2 income, as of the date of termination or the Change in Control, as applicable. The second and each subsequent installment of Early Retirement Benefit will be increased by a 3.0% per annum cost of living adjustment in the same manner as described in Section 3.2. The Early Retirement Benefit will be payable in annual or other

2

mutually agreed upon convenient installments. Payment of Early Retirement Benefit will be in lieu of payment of Retirement Benefit or Disability Benefit.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Deferred Compensation Agreement to be executed this 25th day of May, 2005.

CITY SAVINGS BANK By: /s/ Thomas F. Swirski —————————————————— Thomas F. Swirski Title: President and Chief Executive Officer ——————————————————

"EMPLOYEE" /s/ George L. Koehm —————————————————— George L. Koehm

3